Exhibit 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

July 29, 2003

Datastream Systems, Inc.

50 Datastream Plaza

Greenville, South Carolina 29605

Re:    Registration Statement on Form S-8 filed July 29, 2003

 Datastream Systems, Inc. 1998 Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel for Datastream Systems, Inc., a Delaware corporation (the “Company”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 600,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), that may be issued pursuant to the Datastream Systems, Inc. 1998 Stock Option Plan (the “Plan”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company, as amended, resolutions and records of proceedings of the Company’s Board of Directors deemed by us to be relevant to this opinion letter, a form of the option agreements under the Plan, a copy of the Plan and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent

Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3605 Glenwood Avenue Suite 310 Raleigh, NC 27612-4957 919-862-2200 Fax: 919-862-2260	601 Pennsylvania Avenue, N.W. North Building, 11th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

Datastream Systems, Inc.

July 29, 2003

investigations with regard thereto, and accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

Our opinion set forth below is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, it is our opinion that the 600,000 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued by the Company in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ STEVEN L. POTTLE
Steven L. Pottle, a Partner